Exhibit 4.5

EXECUTION VERSION

$2,000,000,000 REVOLVING CREDIT AGREEMENT

dated as of

March 11, 2011

among

MARATHON PETROLEUM CORPORATION

The Lenders Party Hereto

and

JPMORGAN CHASE BANK,

NATIONAL ASSOCIATION

as Administrative Agent

J.P. MORGAN SECURITIES LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

BANK OF AMERICA, N.A.,

CITIGROUP GLOBAL MARKETS INC.

and

THE ROYAL BANK OF SCOTLAND PLC

as Co-Documentation Agents

i

(continued)

(continued)

		Page

SECTION 6.03.	Fundamental Changes	52
SECTION 6.04.	Transactions with Affiliates	53
SECTION 6.05.	Restrictive Agreements	53
SECTION 6.06.	Fiscal Year; Accounting Principles	54
SECTION 6.07.	Minimum Interest Coverage Ratio	54
SECTION 6.08.	Maximum Consolidated Leverage Ratio	54

ARTICLE VII

Events of Default

54

ARTICLE VIII

The Administrative Agent

56

ARTICLE IX

Miscellaneous

58

SECTION 9.01.	Notices	58
SECTION 9.02.	Waivers; Amendments	59
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	60
SECTION 9.04.	Successors and Assigns	61
SECTION 9.05.	Survival	64
SECTION 9.06.	Counterparts; Integration; Effectiveness	65
SECTION 9.07.	Severability	65
SECTION 9.08.	Right of Setoff	65
SECTION 9.09.	Subsidiary Guarantees	65
SECTION 9.10.	Governing Law; Jurisdiction; Consent to Service of Process	66
SECTION 9.11.	WAIVER OF JURY TRIAL	66
SECTION 9.12.	Headings	66
SECTION 9.13.	Confidentiality	66
SECTION 9.14.	Interest Rate Limitation	67
SECTION 9.15.	USA PATRIOT Act	68

(continued)

Page

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Transactions with Affiliates
Schedule 6.05 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Request
Exhibit C — Form of Interest Election Request
Exhibit D — Form of Note
Exhibit E-1 — Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 — Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 — Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 — Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-1 — Form of Incremental Commitment Activation Notice
Exhibit F-2 — Form of New Lender Supplement
Exhibit G — Form of Subsidiary Guarantee

REVOLVING CREDIT AGREEMENT dated as of March 11, 2011, among MARATHON PETROLEUM CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 9.15.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders at such time. The amount of the Aggregate Commitments as of the date hereof is $2,000,000,000.

“Agreement” means this Revolving Credit Agreement, as it may from time to time be amended, modified, restated or supplemented.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for purposes of this definition, the LIBO Rate for any day shall be based on the rate appearing on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the

Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments (disregarding, to the extent applicable pursuant to Section 2.19, any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If all of the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments made hereunder and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings (S&P / Moody’s):	ABR Spread	Eurodollar Spread	Commitment Fee Rate

Level I ≥ BBB+ / Baa1	0.750%	1.750%	0.250%

Level II ≥ BBB / Baa2	1.000%	2.000%	0.300%

Level III ≥ BBB- / Baa3	1.250%	2.250%	0.350%

Level IV ≥ BB+ / Ba1	1.500%	2.500%	0.400%

Level V ≤ BB / Ba2	2.000%	3.000%	0.500%

For purposes of the foregoing, (a) if either S&P or Moody’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the next succeeding paragraph of this definition), then such rating agency shall be deemed to have established a rating in Level V, (b) if the ratings established or deemed to have been established by S&P and Moody’s for the Index Debt shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level one rating lower than the higher of the two ratings, and (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

If both of Moody’s and S&P shall at any time fail to have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the immediately preceding paragraph of this definition), the Borrower may seek and obtain an applicable bank loan rating from S&P and/or Moody’s, and on and after the date on which such bank loan rating is obtained until such time (if any) that a rating for the Index Debt becomes effective again, the Applicable Rate shall be based on such bank loan rating or ratings in the same manner as provided herein with respect to the ratings for the Index Debt. For any day when no rating for the Index Debt is in effect (other than by reason of the circumstances referred to in the immediately preceding paragraph of this definition) and no applicable bank loan rating has been obtained, the Applicable Rate shall be the rates set forth opposite Level V on the pricing grid above.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means J.P. Morgan Securities LLC and Morgan Stanley Senior Funding, Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent in consultation with the Borrower.

“Attributable Debt” means, as of any date of determination, the present value (discounted semiannually at an interest rate implicit in the terms of the relevant lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Audited Financial Statements” has the meaning assigned to such term in Section 4.01(j).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Marathon Petroleum Corporation, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as GAAP was in effect on December 31, 2010), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (as GAAP was in effect on December 31, 2010).

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) deposits in money market funds which invest 95% or more of their funds in investments described in any of clauses (a), (b) and (c) above; and

(f) other investments which the Administrative Agent and the Borrower may approve in writing from time to time.

“Change in Control” means (a) the acquisition after the consummation of the Stock Distribution of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower entitled to vote in the election of directors (other than such Equity Interests having such power only by reason of the happening of a contingency which contingency has not yet happened); (b) during any period of twenty-five consecutive months, commencing on or after the Effective Date, a majority of the members of the board of directors of the Borrower ceases to be composed of individuals (i) who were members of such board on the first day of such period, (ii) whose election, nomination or appointment to such board was approved by individuals referred to in clause (i) above constituting at the time of such election, nomination or appointment at least a majority of such board or (iii) whose election, nomination or appointment to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, nomination or appointment at least a majority of such board; or (c) the occurrence of a “Change of Control” event as set forth in clause (2) of the definition of “Change of Control” in the Indenture with respect to the Senior Notes dated as of February 1, 2011.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that for purposes of this Agreement, all requests, rules, guidelines or directives made or issued on or prior to the date of this Agreement by any Governmental Authority in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act are deemed to have gone into effect and adopted thirty (30) days after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased by any Commitment Increase from time to time pursuant to Section 2.21. The initial amount of each Lender’s Commitment is set forth on Schedule

2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” has the meaning assigned to such term in Section 2.21.

“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication: (i) net federal, state, local or foreign income or franchise tax expense; (ii) net interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period); (iii) depreciation, depletion and amortization expense, including amortization of intangibles; (iv) extraordinary expenses or loss and unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) non-cash losses from dispositions not in the ordinary course of business and (y) goodwill or intangible asset impairment); (v) transaction expenses directly related to the Transactions; and (vi) any other non-cash charges to income (including, but not limited to, stock based compensation and any non-cash charges resulting from the decline in the value of inventory due to the application of the lower of cost or market valuation method); minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, without duplication, the sum of: (i) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on dispositions not in the ordinary course of business); (ii) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA during any prior period with respect to which a calculation of Consolidated EBITDA was made under this Agreement (and provided that the cash expenditure does not impact Consolidated Net Income in the period paid); and (iii) any other unusual or non-recurring non-cash income or gains, all as determined for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, for any period, total interest expense of the Borrower and its Subsidiaries for such period (excluding interest expense attributable to Securitization Indebtedness) determined on a consolidated basis in accordance with GAAP as set forth in the Borrower’s consolidated income statement for such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date, total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP minus (a) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Borrower and its Subsidiaries and (b) intangible assets of the Borrower and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, as reflected in the financial statements of the Borrower most recently delivered to the Administrative Agent and the Lenders.

“Consolidated Total Indebtedness” means, Indebtedness (excluding Securitization Indebtedness) of the Borrower and its Subsidiaries, on a consolidated basis, of the type specified in clauses (a), (b) (c), (d), and (g), non-contingent obligations of the type specified in clauses (h) and (i), and all Guarantees of the foregoing pursuant to clause (f), in each case as set forth in the definition of “Indebtedness”.

“Contribution” means the direct or indirect transfer (in one or more transactions) by MRO and its subsidiaries to the Borrower of the portions of the Contribution Business that were not owned by the Borrower or any of its Subsidiaries prior to such transfer.

“Contribution Business” means certain assets, liabilities and operations of MRO’s and certain of its subsidiaries’ crude oil and petroleum products refining, marketing and transportation business (along with certain related miscellaneous assets and liabilities), and the Equity Interests of certain entities holding certain of such assets, liabilities and operations.

“Contribution Documents” has the meaning assigned to such term in Section 4.01(g).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Contact” means, with respect to each Credit Party, such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent as the Credit Contact for such Credit Party.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless (in the case of this clause (iii)) such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification in form and substance satisfactory to the Borrower or such Credit Party, as applicable, and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 (as such Schedule may be updated on or prior to the Effective Date in accordance with Section 4.01(n)).

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) any Environmental Law with respect to the generation, use handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income or net profits (or franchise Taxes imposed in lieu of net income Taxes) by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.16(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.16(a), (d) in the case of a Lender that is a U.S. Person, any withholding tax that is attributable to the Lender’s failure to comply with Section 2.16(f), (e) any Taxes imposed with respect to the requirements of FATCA and (f) Other Connection Taxes.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.20(a).

“Extending Lender” has the meaning assigned to such term in Section 2.20(b).

“Facility” means the revolving credit facility provided for herein.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, at any time, each Subsidiary of the Borrower that is party to a Subsidiary Guarantee as a guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Commitment Activation Notice” means a notice substantially in the form of Exhibit F-1.

“Incremental Commitment Effective Date” means any Business Day designated as such in an Incremental Commitment Activation Notice or, if later, the first date on which each condition set forth in Section 4.03 shall have been satisfied or waived with respect to the Commitment Increase set forth therein.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued liabilities incurred in the ordinary course of business and (ii) amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than, in the case of property owned or acquired by the Borrower or any Subsidiary, Liens on Equity Interests in Joint Ventures which are permitted under Section 6.02(a)(ix)), whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 3.11.

“Information Memorandum” means the Confidential Information Memorandum dated January, 2011, relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which, if in writing, shall be substantially in the form of Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, National Association, any other Lender identified on the signature pages hereto as an “Issuing Bank” and any other Lender that agrees with the Borrower and the Administrative Agent to act as an Issuing Bank, in each case, in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture entity, the Equity Interests of which are owned by the Borrower or a Subsidiary with a third party so long as such joint venture entity does not constitute a Subsidiary.

“Joint Venture Obligations” means, with respect to any Joint Venture owned in part by the Borrower or any Subsidiary, Indebtedness of such Joint Venture that is non-recourse to the Borrower or any Subsidiary or to any property of the Borrower or any Subsidiary other than the Equity Interests in such Joint Venture.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total LC Exposure at such time.

“Lenders” means (a) the Persons listed on Schedule 2.01, (b) any New Lender that shall have become a party hereto pursuant to Section 2.21 and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, for any Interest Period, the rate appearing on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means a Revolving Loan or a Swingline Loan, as the context may require.

“Loan Documents” means this Agreement, each Subsidiary Guarantee (if any) and each promissory note executed and delivered by the Borrower under Section 2.09(e) (if any).

“Loan Parties” means the Borrower and each Guarantor.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries and of the Contribution Business, taken as a whole, (b) the ability of the Borrower and the Guarantors to perform their obligations under the Loan Documents or to consummate the Transactions or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents (it being understood that in no event shall any of the following constitute a Material Adverse Effect: (A) the sale by certain subsidiaries of MRO of their St. Paul Park, Minnesota refinery (including associated terminal, tankage and pipeline investments) and 166 Speedway SuperAmerica retail outlets, plus related inventories, and the application of the proceeds thereof and (B) the internal reorganizations (within the consolidated group of MRO and its consolidated subsidiaries, including the Borrower) in contemplation of the Separation to the extent effected substantially in accordance with the terms disclosed to the Arrangers in writing prior to the date hereof).

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the fourth anniversary of the Effective Date, subject to the extension thereof with respect to all or part of the Commitments pursuant to Section 2.20.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“MRO” means Marathon Oil Corporation, a Delaware corporation.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Consolidated Total Indebtedness” means, at any time, (a) Consolidated Total Indebtedness at such time minus (b) the lesser of (i) unrestricted cash of the Loan Parties (other than any cash proceeds of Securitization Indebtedness) at such time and (ii) $500,000,000.

“New Lender” has the meaning assigned to such term in Section 2.21.

“New Lender Supplement” has the meaning assigned to such term in Section 2.21.

“Non-Extending Lender” means, with respect to any extension of the Maturity Date pursuant to Section 2.20, any Lender that has not consented to or has been deemed not to have consented to such extension pursuant to Section 2.20.

“Non-Guarantor Subsidiary” means a Subsidiary of the Borrower that is not a Guarantor hereunder.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that (i) are not yet due, (ii) are not more than sixty (60) days past due and not subject to penalties for non-payment, or (iii) are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ and other like Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) and securing obligations that are not overdue for more than sixty (60) days or, if so overdue, that are being contested in compliance with Section 5.04;

(c) pledges and deposits made in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment or attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII, or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, and for which adequate reserves have been made to the extent required by GAAP;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any Lien in favor of the United States of America, any state, or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress or advance payments to the Borrower or any Subsidiary of the Borrower pursuant to the provisions of any contract or any statute;

(h) Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only relating to the leased property), other than in connection with capital leases and sale-leasebacks not otherwise permitted under this Agreement;

(i) Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor; and

(j) Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness of the type included in Consolidated Total Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “U.S. prime rate” or, if more than one rate is so published as the U.S. prime rate, then the average of such rates (each change in the U.S. prime rate to be effective as of the date of publication in The Wall Street Journal of a “U.S. prime rate” that is different from that published on the preceding domestic Business Day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the U.S. prime rate, the Prime Rate shall be the rate of interest publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office located in New York, New York (each such change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective).

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition or disposition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition or disposition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant compliance certificate, financial statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Register” has the meaning assigned to such term in Section 9.04.

“Registration Statement” means the Registration Statement on Form 10, under the Exchange Act, of the Borrower filed with the SEC on January 25, 2011, including the exhibits filed therewith, without giving effect to any subsequent amendments filed thereto unless approved by the Arrangers in their reasonable discretion.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, subject to Section 2.19, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and unused Commitments at such time.

“Responsible Officer” means, with respect to any Person, the president, the chief financial officer, the treasurer or the principal accounting officer of such Person.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans at such time, plus (b) such Lender’s LC Exposure at such time, plus (c) (except for the purposes of calculating the commitment fee in accordance with Section 2.11(a)) such Lender’s Swingline Exposure at such time.

“Revolving Loan” has the meaning assigned to such term in Section 2.01.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to the ratings agency business thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any property (whether such property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (b) leases between the Borrower and a Subsidiary or between Subsidiaries and (c) leases of property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement or the commencement of commercial operation of such property.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Securitization Indebtedness” means any Indebtedness under any Securitization Transaction.

“Securitization Receivables” has the meaning assigned to such term in the definition of “Securitization Transaction”.

“Securitization Subsidiary” means, with respect to any Person, any special purpose subsidiary or special purpose Affiliate to which such Person sells, conveys or otherwise transfers, or grants a Lien on Securitization Receivables pursuant to a Securitization Transaction.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) in connection with which the Borrower or any Affiliate of the Borrower may sell, convey or otherwise transfer, or grant a Lien on, accounts, payments, receivables, accounts receivable, rights to future lease payments or residuals or similar rights to payment and in each case any related assets (the “Securitization Receivables”) to a Securitization Subsidiary.

“Senior Notes” means, collectively, the Borrower’s 3 1/2% Senior Notes due 2016, 5 1/8% Senior Notes due 2021 and 6 1/2% Senior Notes due 2041.

“Separation” means, collectively, the Contribution and the Stock Distribution.

“Separation Documents” has the meaning assigned to such term in Section 4.01(g).

“Significant Subsidiary” has the meaning ascribed to such term under Regulation S-X promulgated under the Exchange Act. Unless otherwise specified, all references herein to a Significant Subsidiary or Significant Subsidiaries shall refer to a Significant Subsidiary or Significant Subsidiaries of the Borrower.

“Special Distribution” means the direct or indirect payment of one or more distributions (which distribution or distributions may be in the form of repayment of intercompany Indebtedness and/or other distributions of property or assets) by the Borrower or any of its Subsidiaries to MRO or any of its subsidiaries on or prior to the Effective Date, in an aggregate amount such that, after giving effect to all such distributions, the Borrower and its Subsidiaries shall have an aggregate amount of cash and cash equivalents on hand in an amount at least equal to $750,000,000.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Distribution” means, collectively, (i) the distribution by Marathon Oil Company to MRO of 100% of the outstanding shares of the Borrower’s common stock and (ii) the distribution by MRO to its shareholders of 100% of the outstanding shares of the Borrower’s common stock.

“Stock Distribution Documents” has the meaning assigned to such term in Section 4.01(g).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent.

“Subsidiary” means any subsidiary of the Borrower, other than LOCAP LLC and LOOP LLC, for so long as LOCAP LLC or LOOP LLC, respectively, is not wholly owned, directly or indirectly, by the Borrower.

“Subsidiary Guarantee” means a guarantee of the Borrower’s obligations hereunder in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time.

“Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.04.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Total Revolving Credit Exposure” means at any time, the sum of (a) the aggregate outstanding principal amount of all Revolving Loans at such time plus (b) the Total LC Exposure at such time plus (c) the aggregate outstanding principal amount of all Swingline Loans at such time.

“Transactions” means the Separation, the Special Distribution, the Facility and the Borrower’s issuance of the Senior Notes.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2010 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2010, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(b) For purposes of making all financial calculations to determine compliance with the financial covenants in Sections 6.07 and 6.08, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets for an aggregate consideration which is equal to at least $100,000,000 that have been acquired or disposed of by the Borrower or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower (each such loan, a “Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, provided, that a Swingline Loan may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not at any time be more than a total of 15 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, telecopy or electronic mail (in .pdf form) to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Revolving Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans to the Borrower (each such loan, a “Swingline Loan”) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the Total Revolving Credit Exposure exceeding the Aggregate Commitments; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, telecopy or electronic mail), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request that any Issuing Bank issue Letters of Credit for the Borrower’s account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period, in support of obligations of the Borrower or any of its Subsidiaries. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit issued by any Issuing Bank), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended by the applicable Issuing Bank only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Total LC Exposure shall not exceed $1,500,000,000, (ii) the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments, and (iii) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in writing, exceed $250,000,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless a later date is otherwise agreed to in writing by the applicable Issuing Bank and the Administrative Agent, the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Maturity Date; provided, that any Letter of Credit may provide for the automatic renewal thereof for additional periods which shall not extend beyond the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 5:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04, as applicable, that such payment be financed with an ABR Revolving Borrowing (if such LC Disbursement is not less than $1,000,000) or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by each Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the

Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone, telecopy or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Termination of an Issuing Bank. Any Issuing Bank may be terminated at any time upon not less than 10 Business Days’ written notice by the Borrower to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Lenders of any such termination of an Issuing Bank. After the termination of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required

Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and Lenders, an amount in cash equal to the Total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits (in the event any such investment is made pursuant to the following sentence), such deposits shall not bear interest. The Administrative Agent shall not be required to invest any such deposits; provided that if the Administrative Agent elects to invest any such deposits, the Administrative Agent shall invest such deposits in one or more types of Cash Equivalents, and such investments shall be at the Borrower’s risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 50% of the Total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided, that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurodollar Borrowing (or, in the case of any Borrowing of ABR Loans, prior to 3:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, telecopy or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Revolving Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated pursuant to the terms of this Agreement, the Commitments shall terminate on the Maturity Date (as may be extended with respect to some or all of the Commitments pursuant to Section 2.20); provided, however, that the Commitments shall terminate on December 31, 2011 at 5:00 p.m. New York City time if the Effective Date shall not have occurred on or before such time.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Revolving Credit Exposure would exceed the Aggregate Commitments as a result thereof.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, that on each date that a Borrowing of Revolving Loans is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone, telecopy or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the same Business Day as the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) If, on any date, the Administrative Agent notifies the Borrower that Total Revolving Credit Exposure exceeds the Aggregate Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Loans owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the Aggregate Commitments on such date. If any such excess remains after prepayment in full of the aggregate outstanding Loans, the Borrower shall provide cash collateral in the manner set forth in Section 2.05(j) in an amount equal to 100% of such excess.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount (if any) by which the Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided, that (i) all commitment fees accruing from and including the date of this Agreement to but excluding the Effective Date shall be payable on the Effective Date and (ii) any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by it in the amount agreed between such Issuing Bank and the Borrower prior to the issuance of such Letter of Credit, and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on such last day, commencing on the first such date to occur after the Effective Date; provided, that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Borrower by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.000% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any ABR Revolving Borrowing to, or continuation of any Eurodollar Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Revolving Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes) and (C) Excluded Taxes described in paragraphs (a), (b), (d) and (e) of the definition of Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided, that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital requirements.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto

(including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 2.20(c), or (e) the operation of Section 2.21 on any Incremental Commitment Effective Date, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in accordance with the terms of this Section. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable (without duplication) by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 20 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.16(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Except as provided in Section 2.05(e), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. The Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.05(e). Any amounts received after the time set forth above or in Section 2.05(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations to such Person under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all Lenders, or the approval of each of the Lenders affected thereby (in each case in accordance with Section 9.02), and the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, waiver or consent, then the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (x) the Borrower shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder (and if a Commitment is being assigned, each Issuing

Bank), which consent shall not unreasonably be withheld, conditioned or delayed, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the provisions set forth in the following paragraphs (a) through (e) shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender) or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification providing for an increase in such Defaulting Lender’s Commitment, providing for an extension of such Defaulting Lender’s Commitment (other than in determining whether the Required Lenders have consented to the extension of the Maturity Date under Section 2.20) or requiring the consent of each Lender affected thereby (including pursuant to Sections 9.02(b)(ii) and (iii)) if such Defaulting Lender is an affected Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (B) after giving effect to any such reallocation, no non-Defaulting Lender’s Revolving Credit Exposure shall exceed such non-Defaulting Lender’s Commitment and (C) no Event of Default has occurred and is continuing at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three Business Days following the Borrower’s receipt of written notice from the Administrative Agent, (A) first, prepay such Swingline Exposure and (B) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if all or any portion of such Defaulting Lender’s LC Exposure is reallocated pursuant to clause (i) above, then all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s reallocated LC Exposure shall be payable to the non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s unreallocated LC Exposure shall be payable to the Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein);

(e) in the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; and

(f) the rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.19 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Swingline Lender, Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.20. Extension of Maturity Date. (a) At least 30 days prior to, but not more than 90 days prior to, any anniversary of the Effective Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Maturity Date to the date that is one year after the then existing Maturity Date (such existing Maturity Date, the “Existing Maturity Date”). The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall, in turn, in its sole discretion, not later than 20 days after delivery of such notice by the Administrative Agent to the Lenders, notify the Administrative Agent in writing as to whether such Lender consents to such extension. If any Lender shall fail to notify the Administrative Agent in writing of its consent to any such request for extension of the Maturity Date not later than 20 days after the delivery of such notice by the Administrative Agent to the Lenders, such Lender shall be deemed to have not consented to such extension. The Administrative Agent shall promptly notify the Borrower of the consents received with respect to the Borrower’s request for an extension of the Maturity Date. The Maturity Date may be extended pursuant to this Section 2.20 on no more than two (2) separate instances during the term of this Agreement.

(b) If the Required Lenders consent in writing to any such request in accordance with Section 2.20(a), the Maturity Date shall be extended to the date which is one year after the Existing Maturity Date as to those Lenders that so consented (each, an “Extending Lender”) but shall not be extended as to any Non-Extending Lender. To the extent that the Maturity Date is not extended as to any Non-Extending Lender pursuant to this Section 2.20 and the Commitment of such Non-Extending Lender is not assigned in accordance with Section 2.20(c) on or prior to the applicable Existing Maturity Date, the Commitment of such Non-Extending Lender shall automatically terminate in whole on such Existing Maturity Date without any further notice or other action by the Borrower, such Lender or any other Person; provided, that such Non-Extending Lender’s rights under Sections 2.14, 2.15, 2.16 and 9.03, and its obligations under Section 9.03, shall survive such Existing Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Maturity Date.

(c) If, pursuant to Section 2.20(a), the Borrower requests an extension of the Maturity Date and the Required Lenders consent to such request, then the Borrower may, at any time after the day that is 27 months prior to the Maturity Date in effect at such time, at its sole expense and effort (including payment of any applicable processing and recordation fees), require any Non-Extending Lender, promptly following notice to such Non-Extending Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to a willing assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) unless the assignee is already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, and (ii) such Non-Extending Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

(d) If the Required Lenders consent in writing to a requested extension of the Maturity Date, not later than one Business Day prior to the applicable Existing Maturity Date, the Administrative Agent shall so notify the Borrower, and the Existing Maturity Date then in effect shall be extended for the additional one-year period as described in Section 2.20(b), and all references in the Loan Documents to the “Maturity Date” shall, solely with respect to the Commitments and Revolving Credit Exposure of each Extending Lender and each assignee pursuant to Section 2.20(c) for such extension, refer to the Maturity Date as so extended. Promptly following the applicable Existing Maturity Date, the Administrative Agent shall notify the Lenders (including each assignee pursuant to Section 2.20(c)) of such extension of the applicable Existing Maturity Date and shall thereupon record in the Register the relevant information with respect to each such Extending Lender and each such assignee.

SECTION 2.21. Commitment Increases. (a) Subject to Section 4.03, the Borrower and any one or more Lenders (including New Lenders (as defined below)) may, from time to time, without the consent of any other Lender, the Administrative Agent or any Issuing Bank (but with the consent of the Administrative Agent and each Issuing Bank (not to be unreasonably withheld, delayed or conditioned) with respect to any New Lender), agree that such Lenders shall provide additional Commitments or increase the amount of their Commitments (each, a “Commitment Increase”) by executing and delivering to the Administrative Agent an Incremental Commitment Activation Notice specifying (A) the amount of such Commitment Increase and (B) the proposed applicable Incremental Commitment Effective Date. Notwithstanding the foregoing, (X) the aggregate amount of Commitment Increases obtained after the Effective Date shall not exceed $500,000,000 and (Y) each Commitment Increase shall be in an integral multiple of $5,000,000 and not less than $25,000,000. No Lender shall have any obligation to participate in any Commitment Increase unless it agrees to do so in its sole discretion. Any entity that is eligible to be an assignee under Section 9.04 (and has provided to the Administrative Agent an Administrative Questionnaire and any applicable tax forms required under Section 2.16(f) with respect to such entity) that elects to become a “Lender” under this Agreement in connection with any Commitment Increase shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(b) (i) The commitments under each Commitment Increase shall be deemed for all purposes part of the Commitments, (ii) each Lender (including any New Lender) participating in such Commitment Increase shall become a Lender with respect to the Commitments and all matters relating thereto and (iii) the commitments under each Commitment Increase shall have the same terms as the Commitments. On the Incremental Commitment Effective Date for any Commitment Increase, each Lender participating in such Commitment Increase shall purchase and assume from each existing Lender having Loans outstanding on such Incremental Commitment Effective Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s ratable portion of the Aggregate Commitments (after giving effect to such Commitment Increase), in the aggregate Loans then outstanding, so as to ensure that, on the Incremental Commitment Effective Date after giving effect to such Commitment Increase, each Lender is owed only its ratable portion of the Loans on such Incremental Commitment Effective Date. Each existing Lender (X) shall be automatically deemed to have assigned any outstanding Loans on the Incremental Commitment Effective Date for any Commitment Increase and (Y) agrees to take any further steps reasonably requested by the Administrative Agent, in each case to the extent deemed necessary by the Administrative Agent to effectuate the provisions of the preceding sentence.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders, as of the Effective Date and thereafter as of each date required by Sections 4.02 or 4.03, that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act; provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent and the Lenders hereunder), (b) will not violate in any material respect any law or regulation or any order of any Governmental Authority, in each case, applicable to or binding upon the Borrower or any of its property, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or by which any property or asset of the Borrower or any of its Subsidiaries is bound, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (d) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of the Borrower or any of its Subsidiaries and (e) will not violate the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated or combined balance sheet and consolidated or combined statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year most recently ended prior to the Effective Date for which quarterly financial statements of the Borrower are available, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods on a consolidated basis in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) As of the Effective Date, there has been no Material Adverse Change since September 30, 2010.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and its Subsidiaries, taken as a whole, except for Liens permitted hereby and except where the failure to have such title or leasehold interest would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries, taken as a whole, except where the failure to own, or be licensed to use, such intellectual property would not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) As of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its

Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws; No Default. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.

SECTION 3.08. Margin Regulations; Investment Company Status. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board. No proceeds of any Loan hereunder will be used by the Borrower or its Subsidiaries for “purchasing” or “carrying” “margin stock” as so defined in contravention of the provisions of Regulations T, U, or X of the Board. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information (collectively, the “Information”) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other Information so furnished) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.

SECTION 3.12. Subsidiaries. Set forth in Schedule 3.12 (as such Schedule may be updated on or prior to the Effective Date in accordance with Section 4.01(n)) is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization. Other than as set forth in such Schedule 3.12, no capital stock of any Guarantor is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding capital stock of each Guarantor owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned (directly or indirectly), free and clear of all Liens (other than Liens permitted pursuant to Section 6.02).

SECTION 3.13. Separation Transactions. As of the Effective Date:

(a) the Separation and the Special Distribution are within the Borrower’s and (as applicable) MRO’s corporate powers and have been duly authorized by all necessary corporate action. Each of the Separation Documents has been duly executed and delivered by each party thereto and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(b) the Separation and the Special Distribution (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower or MRO with the SEC pursuant to the Exchange Act), (ii) will not violate in any material respect any law or regulation or any order of any Governmental Authority, in each case, applicable to or binding upon the Borrower or MRO or any of the Borrower’s or MRO’s property, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or by which any property or asset of the Borrower or any of its Subsidiaries is bound, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (iv) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of the Borrower or any of its Subsidiaries and (v) will not violate the charter, by-laws or other organizational documents of the Borrower or MRO.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date, on or before December 31, 2011, on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Baker Botts L.L.P., counsel for the Borrower, reasonably satisfactory to the Administrative Agent, and covering such matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower, dated as of the Effective Date, certifying (i) the resolutions of the board of directors of the Borrower authorizing the execution of each Loan Document to which the Borrower is a party, (ii) the charter, bylaws or other applicable organizational documents of the Borrower and (iii) the names and true signatures of the officers executing any Loan Document on behalf of the Borrower on the Effective Date.

(d) The Administrative Agent shall have received a certificate of good standing with respect to the Borrower from appropriate public officials in the jurisdiction of organization of the Borrower.

(e) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by the Chief Financial Officer of the Borrower, as to the solvency (on a consolidated basis) of the Borrower and its Subsidiaries as of the Effective Date on a pro forma basis after giving effect to the Transactions and (ii) a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming the Borrower’s compliance with the conditions set forth in paragraphs (g), (h), (i), (k) and (l) of this Section 4.01 and paragraphs (a) and (b) of Section 4.02, each in form and substance reasonably satisfactory to the Administrative Agent.

(f) On or before the Effective Date, the Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all reasonable out-of-pocket expenses required to be paid for which reasonably detailed invoices have been presented to the Borrower on or before the date that is one Business Day prior to the Effective Date, and the Borrower shall have complied in all material respects with its other obligations set forth in the commitment letter dated January 12, 2011 among the Arrangers and the Borrower and the fee letter dated January 12, 2011 among the Arrangers, the Administrative Agent and the Borrower, in each case, entered into in connection herewith.

(g) The final terms and conditions of each aspect of the Separation (including, without limitation, all tax aspects thereof and the management arrangements with respect to the Borrower and its Subsidiaries) shall be consistent in all material respects with the description thereof received in writing by the Administrative Agent and the Arrangers prior to the date hereof, other than with respect to changes that are not materially adverse to the Lenders or are otherwise approved in writing by the Arrangers. The Arrangers shall be reasonably satisfied with (i) any amendments to the Registration Statement filed with the SEC, (ii) all material agreements and material documentation (including schedules and exhibits thereto) relating to the Stock Distribution (the “Stock Distribution Documents”) and (iii) all material agreements and material documentation (including all schedules and exhibits thereto) relating to the Contribution (the “Contribution Documents”, and together with the Distribution Documents, collectively, the “Separation Documents”). The Contribution and the Stock Distribution shall have been consummated in compliance with applicable law and regulatory approvals and in accordance with the terms of the Separation Documents, and none of the Separation Documents shall have been altered, amended or otherwise modified or supplemented and no condition therein shall have been waived and no consent shall have been given thereunder, in each case, in a manner materially adverse to the Lenders without the prior written consent of the Arrangers. The Borrower shall have received not less than $2,500,000,000 of aggregate gross proceeds (before deduction for discounts, commissions and transaction costs and expenses) from its issuance of the Senior Notes and the Special Distribution shall have been consummated.

(h) As of the Effective Date, upon giving effect to the Transactions, the Borrower and its Subsidiaries shall have no Indebtedness or other material liabilities other than (i) Indebtedness arising under this Agreement and the other Loan Documents, (ii) other Indebtedness and liabilities pursuant to the Transactions and the Separation Documents or (iii) as otherwise permitted under the Loan Documents.

(i) All governmental and third-party consents or approvals necessary in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority having appropriate jurisdiction which would restrain or prevent or otherwise impose materially adverse conditions on the Transactions or the financing thereof, including without limitation: (i) final approval by the board of directors of MRO, (ii) receipt by MRO (with a copy to the Arrangers) of a private letter ruling from the IRS substantially to the effect that each Contribution and Stock Distribution will qualify as a transaction that is tax-free to the Borrower, MRO and its stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, subject to such assumptions, qualifications and limitations as are customarily contained in such rulings, (iii) receipt by MRO (with a copy to the Arrangers) of a satisfactory opinion from special tax counsel to MRO substantially to the effect that each Contribution and Stock Distribution will qualify as a transaction that is tax-free to the Borrower, MRO and its stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, subject to such assumptions, qualifications and limitations as are customarily contained in such opinions, (iv) the SEC declaring the Registration Statement (as such Registration Statement may have been amended) effective, (v) consents to assignments or other satisfactory evidence of continuity, without material disruption or the incurring of costs materially in excess of those described in the Registration Statement, of material existing operations and contractual arrangements and commitments of the assets transferred to the Borrower pursuant to the Contribution, and (vi) releases of Liens on the assets transferred to the Borrower pursuant to the Contribution attributable to MRO or its lien creditors other than Liens permitted hereunder.

(j) The Lenders shall have received (i) at least 30 days prior to the Effective Date, fully audited “carve-out” consolidated or combined financial statements of the Borrower and its consolidated Subsidiaries and the Contribution Business audited by PricewaterhouseCoopers LLP for each of the 2007, 2008, 2009 and 2010 fiscal years (the “Audited Financial Statements”) which, with respect to the 2010 fiscal year, shall not disclose any material event, development or circumstance occurring during the period commencing on January 1, 2010 and ending on September 30, 2010, which was not accurately reflected in the Borrower’s draft unaudited financial statements for such period provided to the Administrative Agent and the Arrangers prior to the date hereof, and otherwise reasonably satisfactory to the Arrangers in all material respects, (ii) no later than 60 days after the end of each fiscal quarter ended (A) after the date of the last period covered in the Audited Financial Statements and (B) at least 60 days prior to the Effective Date, unaudited consolidated or combined financial statements of the Borrower and its consolidated Subsidiaries and the Contribution Business for each such fiscal quarter, and (iii) at least 30 days prior to the Effective Date, unaudited pro forma consolidated or combined financial statements of the Borrower and its consolidated Subsidiaries giving effect to the consummation of the Transactions and the financings contemplated hereby, as detailed in the Registration Statement and reasonably satisfactory to the Arrangers.

(k) On the Effective Date the ratings with respect to the Index Debt shall be: (i) at least “BBB-” by S&P and (ii) at least “Baa3” by Moody’s, in each case with a stable or better outlook, which ratings and outlooks shall have (A) taken into account the consummation of the Separation (including the Special Distribution), the issuance by the Borrower of the Senior Notes and the Facility and (B) been reaffirmed prior to the Effective Date (which reaffirmation shall be deemed to have been provided if such ratings with such outlooks are issued in connection with any offering of unsecured debt securities by the Borrower (including the Senior Notes), taking into account the release of any guarantee of such unsecured debt securities by MRO upon consummation of the Separation).

(l) The Borrower shall be in pro forma compliance with the financial covenants set forth in Sections 6.07 and 6.08 after giving effect to the consummation of the Transactions.

(m) The Lenders shall have received all documentation and other information that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations including the Act, including the information described in Section 9.15, to the extent requested by the Lenders in writing to the Borrower reasonably in advance of the Effective Date.

(n) In the event that the Borrower elects to make any changes to any of Schedules 3.06, 3.12, 6.01, 6.02, 6.04 and 6.05, then not later than five Business Days (or such shorter period as the Administrative Agent may approve) prior to the Effective Date, the Administrative Agent shall have received from the Borrower a written notice setting forth such proposed changes, which notice the Administrative Agent shall promptly distribute to the Lenders for their approval. To the extent that such proposed changes to any such Schedules are approved by the Required Lenders, then each such Schedule shall be deemed amended as set forth in such notice upon the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) (i) With respect to any Loans made and/or Letters of Credit issued on the Effective Date, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Effective Date, such representations and warranties shall continue to be true and correct as of such specified earlier date and (ii) with respect to any Borrowing or the date of issuance, amendment, renewal or extension of any Letter of Credit after the Effective Date, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date; provided, that (x) in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (y) the representations and warranties in Sections 3.04(b), 3.06(a) and 3.13 shall be made only as of the Effective Date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a)(i) or (a)(ii), as applicable, and paragraph (b) of this Section.

SECTION 4.03. Conditions Precedent to Each Incremental Commitment Effective Date. Each Commitment Increase shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent shall have received (i) an Incremental Commitment Activation Notice from each Lender (including any New Lender) providing such Commitment Increase, executed by the Borrower, the Administrative Agent and such Lender (including such New Lender) and (ii) if applicable, with respect to any New Lender, a New Lender Supplement, executed by the Borrower, the Administrative Agent, such New Lender and each Issuing Bank, each in accordance with Section 2.21.

(b) The Administrative Agent shall have received (i) a certificate (including a certification that the Borrower shall be in pro forma compliance with the financial covenants set forth in Sections 6.07 and 6.08 after giving effect to such Commitment Increase and taking into account any extension of credit hereunder on the applicable Incremental Commitment Effective Date), dated the applicable Incremental Commitment Effective Date and signed by a President, a Vice President or a Financial Officer of the Borrower and (ii) if required by the Administrative Agent, a favorable written opinion of counsel to the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing such Commitment Increase.

(c) As of the applicable Incremental Commitment Effective Date, no Default shall have occurred and be continuing or would result from the occurrence of such Commitment Increase.

ARTICLE V

Affirmative Covenants

From and after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with the provisions of this Agreement or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (provided, that the requirements of this Section 5.01(a) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing the Borrower’s Form 10-K for such Fiscal Year with the SEC, and such financial statements shall be deemed to have been delivered to the Administrative Agent under this Section 5.01(a) on the date such Form 10-K has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (provided, that the requirements of this Section 5.01(b) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing the Borrower’s Form 10-Q for such fiscal quarter with the SEC, and such financial statements shall be deemed to have been delivered to the Administrative Agent under this Section 5.01(b) on the date such Form 10-Q has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing as of the date of such certificate and, if such a Default has occurred and is continuing as of the date of such certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.07 and 6.08 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements provided under this Agreement and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be (provided, that the requirements of this Section 5.01(d) shall be deemed satisfied by publicly filing such documents with the SEC, and such documents shall be deemed to have been delivered to the Administrative Agent under this Section 5.01(d) on the date such documents have been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for distribution to each Lender prompt written notice of the following:

(a) the occurrence of any Default of which any Responsible Officer of the Borrower obtains knowledge;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

(c) any change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; and provided, further that this Section 5.03 shall not require the Borrower or any Significant Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower shall reasonably determine that (a) the preservation and maintenance thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Lenders, or (b) the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

SECTION 5.04. Payment of Taxes and other Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities and other governmental obligations which, if unpaid, would reasonably be expected to result in a Lien upon any property of the Borrower or such Subsidiary before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including, without limitation, by the maintenance of adequate self-insurance reserves to the extent customary among such companies).

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions to the extent required by GAAP and applicable law. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense, upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that advance notice of any discussion with such independent accountants shall be given to the Borrower and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.13.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for the Transactions and for working capital and general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the general corporate purposes of the Borrower and its Subsidiaries.

ARTICLE VI

Negative Covenants

From and after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with the provisions of this Agreement or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not permit any Non-Guarantor Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Securitization Indebtedness in an aggregate principal amount not to exceed $1,000,000,000 at any one time outstanding;

(b) Indebtedness existing on the Effective Date which is either (i) set forth on Schedule 6.01 (as such Schedule may be updated on or prior to the Effective Date in accordance with Section 4.01(n)) or (ii) in a principal amount which is less than (x) $25,000,000 individually and (y) $50,000,000 in the aggregate;

(c) Indebtedness of any Non-Guarantor Subsidiary owing to the Borrower or any other Guarantor;

(d) Guarantees by any Non-Guarantor Subsidiary of Indebtedness of the Borrower or any Guarantor;

(e) Indebtedness of any Non-Guarantor Subsidiary incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement;

(f) Indebtedness of any Non-Guarantor Subsidiary under performance guaranties or as an account party in respect of trade letters of credit;

(g) Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Borrower or any Subsidiary and not incurred in contemplation of such transaction;

(h) other Indebtedness of any Non-Guarantor Subsidiary; provided, however, that the sum of (A) the outstanding aggregate principal amount of all such Indebtedness of Non-Guarantor Subsidiaries, plus (B) to the extent not included in Indebtedness, the Attributable Debt under all Sale and Leaseback Transactions of the Borrower and its Subsidiaries permitted under Section 6.02(b), plus (C) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.02(a)(vi), shall not exceed 15% of Consolidated Net Tangible Assets at the time of incurrence; and

(i) extensions, refinancings, renewals or replacements of the Indebtedness permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement.

SECTION 6.02. Liens and Sale and Leaseback Transactions. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) Permitted Encumbrances;

(ii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date which is either (i) set forth on Schedule 6.02 (as such Schedule may be updated on or prior to the Effective Date in accordance with Section 4.01(n)) or (ii) securing Indebtedness or other obligations in a principal amount which is less than (x) $25,000,000 individually and (y) $50,000,000 in the aggregate;

(iii) Liens on fixed or capital assets acquired, constructed, repaired, developed, or improved by the Borrower or any Subsidiary; provided, that (i) in the case of security interests securing Indebtedness of a Non-Guarantor Subsidiary, such Indebtedness is permitted by clause (e) or (h) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(iv) Liens on the Equity Interests or assets of any Securitization Subsidiary, or Liens on Securitization Receivables sold, contributed, financed or otherwise conveyed or pledged in connection with a Securitization Transaction, so long as the aggregate outstanding principal amount of the Securitization Indebtedness secured thereby does not exceed $1,000,000,000 at any one time;

(v) Liens under any Sale and Leaseback Transaction permitted under Section 6.02(b);

(vi) Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries; provided, however, that the sum of (A) the aggregate principal amount of all such Indebtedness and obligations, plus (B) the outstanding aggregate principal amount of all Indebtedness of Non-Guarantor Subsidiaries permitted under Section 6.01(h), plus (C) the Attributable Debt under all Sale and Leaseback Transactions of the Borrower and its Subsidiaries incurred under Section 6.02(b), shall not exceed 15% of Consolidated Net Tangible Assets at the time of incurrence;

(vii) Liens securing Indebtedness or other obligations of the Borrower or any Subsidiary in favor of any Loan Party;

(viii) Liens on property existing at the time such property is acquired by the Borrower or any of its Subsidiaries and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions or accessions thereto), and Liens on the assets of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such Person becoming a Subsidiary of the Borrower (or on repairs, renewals, replacements, additions or accessions thereto), provided, that such Liens do not extend to any other assets;

(ix) Liens on Equity Interests in a Joint Venture owned by the Borrower or any Subsidiary securing Joint Venture Obligations of such Joint Venture;

(x) Liens securing obligations under any Swap Agreement, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $150,000,000; and

(xi) extensions, renewals and replacements of the Liens described above, so long as there is no increase in the Indebtedness or other obligations secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements, and replacements in respect of such property) is subject to such Lien.

(b) The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum of (i) the Attributable Debt under all Sale and Leaseback Transactions of the Borrower and its Subsidiaries, plus (ii) the outstanding aggregate principal amount of all Indebtedness of Non-Guarantor Subsidiaries permitted under Section 6.01(h), plus (iii) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.02(a)(vi), shall exceed 15% of Consolidated Net Tangible Assets at the time of incurrence.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, (a) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (i) any Person may merge with or into the Borrower in a transaction in which the Borrower is the surviving entity; and (ii) the Borrower may merge with or into any other Person in a transaction in which such other Person is the surviving entity (the “Surviving Person”) so long as (A) such Surviving Person is a corporation or other entity organized or existing under the or laws of the state of Ohio or Delaware, (B) prior to such merger, such

Person is a shell company with no liabilities, (C) such Surviving Person assumes the obligations of the Borrower under this Agreement and the other Loan Documents and (D) on the date of such transaction, the Borrower delivers to the Administrative Agent a favorable written opinion of counsel for the Borrower covering such matters relating to such Surviving Person, the Loan Documents or such merger as the Administrative Agent may reasonably request, which opinion and counsel shall be reasonably satisfactory to the Administrative Agent; (b) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary; (c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary; (d) any Subsidiary may merge into, or consolidate with, any Person other than the Borrower or any other Subsidiary if (i) such Subsidiary is the surviving entity or (ii) such other Person is the surviving entity and becomes a Subsidiary contemporaneously with such merger or consolidation; and (e) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially as favorable to the Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the Borrower’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction is otherwise fair to the Borrower or such Subsidiary from a financial point of view); provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and its Subsidiaries or between or among Subsidiaries, (b) transactions involving any employee benefit plans or related trusts of the Borrower or any of its Subsidiaries, (c) transactions pursuant to any contract or agreement outstanding as of the Effective Date and listed on Schedule 6.04 (as such Schedule may be updated on or prior to the Effective Date in accordance with Section 4.01(n)), (d) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of the Borrower or any Subsidiary, (e) transactions pursuant to the Separation Documents and (f) transactions otherwise specifically permitted herein.

SECTION 6.05. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Guarantor; provided, that the foregoing shall not apply to (a) prohibitions, restrictions or conditions imposed by law or by this Agreement, (b) prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument existing on the Effective Date and listed on Schedule 6.05 (as such Schedule may be updated on or prior to the Effective Date in accordance with Section 4.01(n)), (c) prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument relating to any indebtedness of, or otherwise to, any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (d) prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of indebtedness or other obligations issued or outstanding under an agreement referred to in clauses (a) through (c) above, so long as the prohibitions, restrictions or conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in the original agreement, as determined in good faith by a Responsible Officer of the Borrower, (e) prohibitions, restrictions or conditions with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise not prohibited hereunder, (f) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such Person’s subsidiaries, if such restrictions are not applicable to the property or assets of any other Person.

SECTION 6.06. Fiscal Year; Accounting Principles. The Borrower will not, and will not permit any of its Subsidiaries to, change (a) its current fiscal year or (b) its current method of keeping records and books of account used in the preparation of financial statements unless such change in accounting principles is required or permitted by GAAP.

SECTION 6.07. Minimum Interest Coverage Ratio. The Borrower shall maintain, as of the last day of each fiscal quarter commencing with the first fiscal quarter ending after the Effective Date, a ratio of Consolidated EBITDA for the four fiscal quarter period then ended to Consolidated Interest Expense for such four fiscal quarter period of at least 3.5 to 1.0.

SECTION 6.08. Maximum Consolidated Leverage Ratio. The Borrower shall maintain, as of the last day of each fiscal quarter commencing with the first fiscal quarter ending after the Effective Date, a ratio of Net Consolidated Total Indebtedness as of such date to Consolidated EBITDA for such four fiscal quarter period of no greater than 3.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur on or after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with the provisions of this Agreement or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest or fees) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided, that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments (whether or not appealable) for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third-party insurance (other than normal deductibles) as to which the insurer has been notified of such judgment and has not issued a notice denying coverage thereof) shall be rendered by a court of competent jurisdiction against the Borrower, any Subsidiary or any combination thereof, and the same shall remain undischarged or unsatisfied for a period of 45 consecutive days (or 60 consecutive days in the case of judgments rendered in foreign jurisdictions outside of the United States of America and the District of Columbia) during which execution shall not be effectively stayed (it being understood that, for the purposes of this paragraph (k), “independent third-party insurance” shall include industry mutual insurance companies in which the Borrower or any Subsidiary has an ownership interest);

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) other than as a result of (i) the termination of the obligations of any Guarantor under a Subsidiary Guarantee pursuant to the terms thereof or pursuant to Section 9.09, (ii) the exchange or replacement of any promissory note hereunder (with respect to the previously existing promissory note which was so exchanged or replaced), (iii) the agreement of the Required Lenders or all Lenders, as may be required hereunder, or (iv) in accordance with the other provisions of this Agreement, the expiration or termination of the Commitments, the payment in full of the principal and interest on each Loan and all fees payable hereunder, the expiration or termination of all Letters of Credit (or the cash collateralization thereof in accordance with the provisions of this Agreement or other arrangements with respect thereto that are satisfactory to the applicable Issuing Bank) and the reimbursement of all LC Disbursements, any Loan Document (or any material provision thereof), at any time after its execution and delivery, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or the Borrower or any Guarantor denies in writing that it has any liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request, or may with the consent of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a)

the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and in the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.

Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Any resignation or removal of JPMorgan Chase Bank, National Association or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of JPMorgan Chase Bank, National Association or its successor as Swingline Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swingline Lender for all purposes hereunder. In such event the Borrower shall prepay any outstanding Swingline Loans (together with payment of all accrued and unpaid interest thereon) made by the retiring or removed Administrative Agent in its capacity as Swingline Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Arranger and each institution identified as a “Syndication Agent” or “Documentation Agent” with respect to this Agreement shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, Attention of Chief Financial Officer (Telecopy No. (419) 421-2540) (Email: glpeiffer@marathonoil.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Leslie Hill (Telecopy No. (713) 427-6307);

(iii) if to an Issuing Bank: (A) in the case of JPMorgan Chase Bank National Association, to it at JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor,

Houston, Texas 77002, Attention of Leslie Hill (Telecopy No. (713) 427-6307) and (B) in the case of any other Issuing Bank, to it at its address (or telecopy number) as separately notified in writing by such Issuing Bank to the Borrower and the Administrative Agent;

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Leslie Hill (Telecopy No. (713) 427-6307); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that the Borrower, the Administrative Agent and the Lenders providing any Commitment Increase may enter into any amendment necessary to implement the terms of such Commitment Increase in accordance with the terms of this Agreement without the consent of any other Lender; provided, further, that (subject to Section 2.19 with respect to any Defaulting Lender) no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts (to the extent that such other amounts are then due and payable) payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change any of the provisions of Section 2.19, without the prior written consent of the Required Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender or (vii) release any material Guarantor from its Subsidiary Guarantee, except as provided in Section 9.09, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of Weil, Gotshal & Manges LLP, counsel for the Administrative Agent and the Arrangers, in connection with the syndication of the Facility, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (and shall reimburse each Indemnitee upon demand for any reasonable legal or other expenses incurred by such Indemnitee in connection with investigating or defending any of the foregoing), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates and regardless of any exclusive or contributory negligence of any Indemnitee; provided, that (i) the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of or in connection with the willful misconduct or gross negligence of such Indemnitee or the material breach by such Indemnitee of the express terms of the Loan Documents; (ii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole; provided, that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm or counsel for each such affected Indemnitee); (iii) each Indemnitee shall consult with the Borrower from time to time at the request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its affiliates is a party adverse to such Indemnitee); and (iv) the Borrower shall not be obligated to pay an amount of any settlement entered into without its consent (which shall not be unreasonably withheld). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law and without limiting in any way the Borrower’s reimbursement or indemnification obligations set forth in paragraph (a) or (b) of this Section, no party hereto nor any of their respective directors, officers, employees and agents shall assert, and each party hereto hereby waives, any claim against each other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided, that no consent of the Borrower shall be required for an assignment to (x) a Lender, an Affiliate of a Lender, an Approved Fund, or (y) if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of any Commitment to any Lender, any Affiliate of a Lender or any Approved Fund; and

(C) in the case of an assignment of any Commitment or LC Exposure, each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (not to be unreasonably withheld or delayed); provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) the assignee, if it shall not be a Lender, shall be required to execute and deliver the applicable forms to the extent required under Section 2.16(f) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered; and

(F) no assignment shall be made to a Defaulting Lender.

If the consent of the Borrower is required pursuant to this Section 9.04(b) in connection with any assignment, then the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within ten Business Days following the Borrower receiving a written request for such consent with respect to such assignment.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 9.02(b) (other than clause (vi) thereof to the extent that any applicable change to Section 2.19 pursuant to such clause (vi) would not result in any of the changes referred to in the other clauses of such second proviso) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that (A) such Participant agrees to be subject to the provisions of Sections 2.16 (including Section 2.16(f)), 2.17 and 2.18 as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (B) such Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and (C) the Borrower shall be notified promptly by the applicable Lender of each participation sold by such Lender to a Participant pursuant to this paragraph. A Participant that fails to comply with the preceding sentence shall not be entitled to any of the benefits of Sections 2.14, 2.15 and 2.16. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the Borrower as provided above and to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any other Loan Documents and any separate letter agreements referred to in Section 4.01(f) and any other letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction or waiver of the conditions set forth in Section 4.01. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission (in .pdf form) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower existing under this Agreement held by such Lender which are then due and payable, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Subsidiary Guarantees. The Borrower may (but is not required to), at any time upon 3 Business Days’ notice to the Administrative Agent, cause any of its Subsidiaries to become a Guarantor by such Subsidiary executing and delivering to the Administrative Agent a Subsidiary Guarantee. So long as no Default has occurred and is continuing under the Loan Documents (or would result from such release), (i) if all of the capital stock of a Guarantor that are owned by the Borrower or a Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) in the event that, immediately after giving effect to the release of any Guarantor’s Subsidiary Guarantee, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Guarantor from its Subsidiary Guarantee.

SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) upon the request or demand of any regulatory authority having jurisdiction over such Administrative Agent, Issuing Bank or Lender, as applicable, or its affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (i) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and (ii) so furnish only that portion of such information which the applicable Person is legally required to disclose), (c) to the extent required by any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case such Administrative Agent, Issuing Bank or Lender, as applicable, shall (i) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and (ii) so furnish only that portion of such information which the applicable Person is legally required to disclose), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates; provided, that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (f) above. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries (or MRO, to the extent MRO is an Affiliate of the Borrower) relating to the Borrower or any of its Affiliates or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN 9.13(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARATHON PETROLEUM CORPORATION

By:	/s/ P.C. Reinbolt
	Name:	P.C. Reinbolt
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, as an Issuing Bank and as Lender

By:	/s/ Marshall Trenckmann
	Name:	Marshall Trenckmann
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

MORGAN STANLEY BANK, as Lender

By:	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Citibank, N.A., as Lender

By:	/s/ James F. Reilly
	Name:	James F. Reilly
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

The Royal Bank of Scotland plc, as Lender

By:	/s/ Steve Ray
	Name:	Steve Ray
	Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BNP Paribas, as Lender

By:	/s/ Larry Robinson
	Name:	Larry Robinson
	Title:	Director

By:	/s/ Betsy Jocher
	Name:	Betsy Jocher
	Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Philippe Sandmeier
	Name:	Philippe Sandmeier
	Title:	Managing Director

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

DnB NOR Bank ASA, as Lender

By:	/s/ Philip F. Kurpiewski
	Name:	Philip F. Kurpiewski
	Title:	Senior Vice President

By:	/s/ Kristin Riise
	Name:	Kristin Riise
	Title:	First Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Fifth Third Bank, as Lender

By:	/s/ Mike Mendenhall
	Name:	Mike Mendenhall
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

PNC Bank, National Association, as Lender

By:	/s/ Thomas E. Redmond
	Name:	Thomas E. Redmond
	Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

SOCIETE GENERALE, as Lender

By:	/s/ Scott Mackey
	Name:	Scott Mackey
	Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Sumitomo Mitsui Banking Corporation, as Lender

By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	General Manager

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ William S. Rogers
	Name:	William S. Rogers
	Title:	Authorized Signatory

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

U.S. BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ John Prigge
	Name:	John Prigge
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Marc Graham
	Name:	Marc Graham
	Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

SCOTIABANC INC., as Lender

By:	/s/ J.F. Todd
	Name:	J.F. Todd
	Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Banco Bilbao Vizcaya Argentaria, S.A. – New York Branch, as Lender

By:	/s/ Michael Oka
	Name:	Michael Oka
	Title:	Executive Director

By:	/s/ Michael D’Anna
	Name:	Michael D’Anna
	Title:	Executive Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Comerica Bank, as Lender

By:	/s/ Lad Perenyi
	Name:	Lad Perenyi
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

The Northern Trust Company, as Lender

By:	/s/ Jeffrey P. Sullivan
	Name:	Jeffrey P. Sullivan
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

RIYAD BANK, HOUSTON AGENCY, as Lender

By:	/s/ William B. Shepard
	Name:	William B. Shepard
	Title:	General Manager

By:	/s/ Paul N. Travis
	Name:	Paul N. Travis
	Title:	Vice President and Head of Corporate Finance

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

The Bank of New York Mellon, as Lender

By:	/s/ Hussam S. Alsahlani
	Name:	Hussam S. Alsahlani
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
JPMorgan Chase Bank, National Association	$165,000,000
Morgan Stanley Bank, N.A.	$165,000,000
Bank of America, N.A.	$165,000,000
Citibank, N.A.	$165,000,000
The Royal Bank of Scotland plc	$165,000,000
BNP Paribas	$100,000,000
Deutsche Bank AG New York Branch	$100,000,000
DnB NOR Bank ASA	$100,000,000
Fifth Third Bank	$100,000,000
PNC Bank, National Association	$100,000,000
Societe Generale	$100,000,000
Sumitomo Mitsui Banking Corporation	$100,000,000
The Bank of Tokyo Mitsubishi, UFJ., Ltd.	$100,000,000
US Bank, National Association	$100,000,000
The Bank of Nova Scotia	$50,000,000
Scotiabank Inc.	$50,000,000
Banco Bilbao Vizcaya Argentaria, S.A. - New York Branch	$45,000,000
Comerica Bank	$45,000,000
The Northern Trust Company	$45,000,000
Riyad Bank, Houston Agency	$20,000,000
The Bank of New York Mellon	$20,000,000
Total	$2,000,000,000.00

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1 ]

3.	Borrower(s):

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The $2,000,000,000 Revolving Credit Agreement dated as of March 11, 2011, among Marathon Petroleum Corporation, the Lenders parties thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent

[1]	Select as applicable.

6. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%
$	$		%
$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]3 Accepted:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF BORROWING REQUEST

JPMORGAN CHASE BANK, N.A.

as Administrative Agent under the

Credit Agreement referred to below

Loan and Agency Services Group

1111 Fannin, 10th Floor

Houston, TX 77002

Attention: Leslie Hill

                 , 20

Re:	MARATHON PETROLEUM CORPORATION (the “Borrower”)

Reference is made to the Revolving Credit Agreement, dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.03 (Requests for Revolving Borrowings) of the Credit Agreement that the undersigned hereby requests a Borrowing of Revolving Loans under the Credit Agreement and, in that connection, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 (Requests for Revolving Borrowings) of the Credit Agreement:

(a) the aggregate principal amount of the Proposed Borrowing is $            ;5

(b) the date of the Proposed Borrowing is                  , 20     (the “Funding Date”); 6

(c) the Proposed Borrowing is [an ABR Revolving Borrowing] [a Eurodollar Borrowing];

(d) [such Eurodollar Borrowing shall have an initial Interest Period of [one] [two] [three] [six] month[s];] and

(e) the funds of the Proposed Borrowing are to be disbursed to [Account Name and Number].

[5]	For any Eurodollar Revolving Borrowing, such Proposed Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

For any ABR Revolving Borrowing, such Proposed Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

[6]	Such Funding Date must be a Business Day.

B-1

The undersigned hereby certifies as follows:

(a) the applicable representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct on and as of the Funding Date, to the extent required by Section 4.02(a) of the Credit Agreement; and

(b) at the time of and immediately after giving effect to the Proposed Borrowing on the Funding Date, no Default has occurred and is continuing.

MARATHON PETROLEUM CORPORATION

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

JPMORGAN CHASE BANK, N.A.

as Administrative Agent under the

Credit Agreement referred to below

Loan and Agency Services Group

1111 Fannin, 10th Floor

Houston, TX 77002

Attention: Leslie Hill

                 , 20

Re:	MARATHON PETROLEUM CORPORATION (the “Borrower”)

Reference is made to the Revolving Credit Agreement, dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.07 (Interest Elections) of the Credit Agreement that it elects to [continue the Borrowing listed below, or a portion thereof as described below] [convert the Borrowing listed below, or a portion thereof as described below, to a different Type], and in that connection sets forth below the terms on which such [conversion] [continuation] is to be made. The applicable Borrowing is a Borrowing of $             in principal amount of presently outstanding Revolving Loans that are [ABR Loans] [Eurodollar Loans having an Interest Period ending on                  , 20    ].

(a)	The amount of the Borrowing to which this Interest Election Request applies:[7]

(b)	The effective date of the election (which is a Business Day):

(c)	Type of Borrowing following [conversion] [continuation]:	[ABR Revolving] [Eurodollar]

(d)	Interest Period and the last day thereof:[8]	[one] [two] [three] [six] month[s]

[7]

If different options are being elected with respect to different portions of such Borrowing, specify the portions thereof to be allocated to each resulting Borrowing and specify the information requested in clauses (b), (c) and (d) for each resulting Borrowing.

[8]	For Eurodollar Borrowings only. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

C-1

MARATHON PETROLEUM CORPORATION

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: [$ ]	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, MARATHON PETROLEUM CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the principal sum of [             dollars ($            )](the “Principal Amount”), or such lesser amount as shall equal the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date such Revolving Loan is made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest payable to the Lender under this Note shall be payable in dollars (as defined in the Credit Agreement referred to below) to JPMorgan Chase Bank, National Association, as Administrative Agent, at 270 Park Avenue, New York, New York 10017, in immediately available funds.

This Note is issued pursuant to, governed by and is entitled to the benefits of, the Revolving Credit Agreement, dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marathon Petroleum Corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

D-1

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

MARATHON PETROLEUM CORPORATION

By:
Name:
Title:

D-2

EXHIBIT E-1

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marathon Petroleum Corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 201

EXHIBIT E-2

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marathon Petroleum Corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 201

EXHIBIT E-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marathon Petroleum Corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 201

EXHIBIT E-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marathon Petroleum Corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 201

EXHIBIT F-1

FORM OF INCREMENTAL COMMITMENT ACTIVATION NOTICE

To:	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative

Agent under the Credit Agreement referred to below

Reference is hereby made to the Revolving Credit Agreement dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marathon Petroleum Corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

This notice is an Incremental Commitment Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1.	Each Lender party hereto agrees to make an Incremental Commitment in the amount set forth opposite such Lender’s name below under the caption “Incremental Commitment Amount.”

2.	The proposed Incremental Commitment Effective Date is , 201 .

F-1-1

IN WITNESS WHEREOF, the undersigned have executed this Incremental Commitment Activation Notice this      day of                  , 20    .

MARATHON PETROLEUM CORPORATION

By:
Name:
Title: Treasurer

Incremental Commitment Amount	[NAME OF LENDER]

$
By:
Name:
Title:

Accepted this      day of

                , 201  .

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

F-1-2

EXHIBIT F-2

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT (this “New Lender Supplement”), dated             , 20__, to the Revolving Credit Agreement dated as of March 11, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marathon Petroleum Corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in Section 2.21 thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower, the Administrative Agent and the Issuing Banks (which consent shall not be unreasonably withheld) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement as a Lender;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Borrower, the Administrative Agent and the Issuing Banks, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment in the amount set forth opposite its name in the Incremental Commitment Activation Notice executed by it in connection herewith.

2. The undersigned (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.04(a) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, any applicable obligations pursuant to Section 2.16(f) of the Credit Agreement.

3. The address of the undersigned for notices for the purposes of the Credit Agreement is as follows: [                                        ]

4. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

F-2-1

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By
Name:
Title:

Accepted this      day of

                , 201  .

MARATHON PETROLEUM CORPORATION

By
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

[ ],
as Issuing Bank

By
Name:
Title:

[ ],
as Issuing Bank

By
Name:
Title:

F-2-2

EXHIBIT G

FORM OF SUBSIDIARY GUARANTEE

GUARANTEE dated as of                  ,          (this “Guarantee”), by each of the entities listed on the signature pages hereof (each a “Guarantor” and collectively, the “Guarantors”), in favor of the Administrative Agent, each Lender, each Issuing Bank (as each such term is defined in the Credit Agreement referred to below) and each other holder of an Obligation (as such term is defined below) (each, a “Guarantied Party” and, collectively, the “Guarantied Parties”).

W i t n e s s e t h:

WHEREAS, pursuant to the Revolving Credit Agreement, dated as of March 11, 2011 (together with all appendices, exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and used herein having the meanings given to them in the Credit Agreement), among Marathon Petroleum Corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, each Guarantor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to the Borrower under the Credit Agreement; and

WHEREAS, the Borrower and the Guarantors have elected, pursuant to Section 9.09 (Subsidiary Guarantees) of the Credit Agreement, to have the Guarantors execute and deliver this Guarantee for the benefit of the Guarantied Parties.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Guarantee

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, the full and punctual payment when due and in the currency due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations (as defined below), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under Title 11 of the United States Code (the “Bankruptcy Code”), or any applicable provisions of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This Guarantee constitutes a guaranty of payment and not of collection.

(b) Each Guarantor further agrees that, if any payment made by Borrower or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, to the extent of such payment or repayment, any such Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guarantee shall have been cancelled or surrendered, this Guarantee shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment.

As used herein, the term “Obligations” means all obligations of the Credit Parties to pay (a) the aggregate outstanding principal amount of, and all unpaid interest on, Loans, (b) all reimbursement obligations with respect to the Total L/C Exposure and all obligations of the Borrower under any Loan Document to provide cash collateral for L/C Exposure, and (c) all other outstanding liabilities, obligations and indebtedness owing by the Borrower to the Administrative Agent, any Lender, any Issuing Bank or any other Indemnitee arising under the Credit Agreement or any other Loan Document, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument for the payment of money.

ARTICLE II

Limitation of Guarantee

Any term or provision of this Guarantee or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guarantee or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law, (ii) Article III (Contribution) of this Guarantee or (iii) any other obligation, agreement, undertaking or similar provisions of any security or any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) providing for an equitable allocation among such

Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guarantee or other guaranties of the Obligations by such parties.

ARTICLE III

Contribution

To the extent that any Guarantor shall be required hereunder to pay a portion of the Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and the other financial accommodations provided to the Borrower under the Loan Documents and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought.

ARTICLE IV

Authorization; Other Agreements

The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Guarantor, which notice and demand requirements each are expressly waived hereby, and without discharging or otherwise affecting the obligations of such Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Obligations;

(d) receive, take and hold security or collateral for the payment of the Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Obligations or any part of them and otherwise deal with the Borrower or any other guarantor, maker or endorser;

(g) apply to the Obligations any payment or recovery (x) from the Borrower, from any other guarantor, maker or endorser of the Obligations or any part of them or (y) from any Guarantor in such order as provided herein, in each case whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others;

(h) apply to the Obligations any payment or recovery from any Guarantor of the Obligations or any sum realized from security furnished by such Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Obligations; and

(i) refund at any time any payment received by any Guarantied Party in respect of any Obligation, and payment to such Guarantied Party of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guarantee shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor hereunder in respect of the amount so refunded;

even if any right of reimbursement or subrogation or other right or remedy of any Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Obligations that impairs any subrogation, reimbursement or other right of such Guarantor).

ARTICLE V

Guarantee Absolute and Unconditional

Each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guarantee are absolute and unconditional and shall not be discharged or otherwise affected as a result of any of the following:

(a) the invalidity or unenforceability of any of the Borrower’s obligations under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Obligations or any part of them;

(b) the absence of any attempt to collect the Obligations or any part of them from the Borrower or other action to enforce the same;

(c) any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(d) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(e) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Obligations ;

(f) any use of cash collateral under Section 363 of the Bankruptcy Code;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, any Guarantor or any of the Borrower’s other Subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(k) any action taken by any Guarantied Party if such action is authorized hereby;

(l) any change in the corporate existence or structure of the Borrower or any other Loan Party;

(m) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or any other Person against any Guarantied Party;

(n) any applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law affecting any term of any Guarantor’s obligations under this Guarantee; or

(o) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) and termination of the Commitments.

ARTICLE VI

Waivers

Each Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or any of its Subsidiaries. Subject to Article XV

below (Termination), in connection with the foregoing, each Guarantor covenants that its obligations hereunder shall not be discharged, except by complete performance.

ARTICLE VII

Reliance

Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.

ARTICLE VIII

Waiver of Subrogation and Contribution Rights

Until the Obligations have been irrevocably paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) and the Commitments have been terminated, the Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against the Borrower or any right of reimbursement or contribution or similar right against the Borrower by reason of this Guarantee or by any payment made by any Guarantor in respect of the Obligations.

ARTICLE IX

Default; Remedies

The obligations of each Guarantor hereunder are independent of and separate from the Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against the Borrower or any other guarantor of the Obligations, or joining the Borrower or any other guarantor in any proceeding against any Guarantor.

ARTICLE X

Irrevocability

Subject to Article XV (Termination) below, this Guarantee shall be irrevocable as to the Obligations (or any part thereof) until the Commitments have been terminated and all monetary Obligations then outstanding have been irrevocably repaid in cash, at which time this

Guarantee shall automatically be cancelled. Upon such cancellation and at the written request of any Guarantor or its successors or assigns, and at the cost and expense of such Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guarantee and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guarantee.

ARTICLE XI

Setoff

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the Obligations held by such Lender which are then due and payable, irrespective of whether or not such Lender shall have made any demand under this Guarantee. The rights of each Lender under this Article XI are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to promptly notify the applicable Guarantor and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE XII

No Marshalling

Each Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Obligations.

ARTICLE XIII

Representations and Warranties; Covenants

Each Guarantor hereby represents and warrants that the representations and warranties as to it made by the Borrower in Article III (Representations and Warranties) of the Credit Agreement (other than the representations and warranties in Sections 3.04(b), 3.06(a) and 3.13 of the Credit Agreement) with respect to any Borrowing or the date of issuance, amendment, renewal or extension of any Letter of Credit, in each case on or after the date hereof, are true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties are true and correct as of such specified earlier date; provided, that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

ARTICLE XIV

Miscellaneous

SECTION 14.01. Successors and Assigns. This Guarantee shall be binding upon each Guarantor and upon the successors and assigns of such Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns; all references herein to the Borrower and to the Guarantors shall be deemed to include their respective successors and assigns. The successors and assigns of the Guarantors and the Borrower shall include, without limitation, their respective receivers, trustees and debtors-in-possession. All references to the singular shall be deemed to include the plural where the context so requires.

SECTION 14.02. Enforcement; Waivers; Amendments

(a) No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guarantee, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Obligations or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the Borrower, any Guarantor, any other guarantor of all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act (except by a written instrument pursuant to Section 14.02(b) or knowledge of any Guarantied Party, or its respective agents, officers or employees. No waiver of any Event of Default by any Guarantied Party shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Guarantor under this Guarantee. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by the Borrower to a Guarantied Party shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

(b) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or modified except pursuant to an agreement in writing entered into by the Guarantors and the Required Lenders or by the Guarantors and the Administrative Agent with the consent of the Required Lenders.

SECTION 14.03. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Guarantee shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Guarantee against any Guarantor or its properties in the courts of any jurisdiction.

(c) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Section 9.01 (Notices) of the Credit Agreement. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

SECTION 14.04. Certain Terms. The following rules of interpretation shall apply to this Guarantee: (a) the terms “herein, “ “hereof, “ “hereto” and “hereunder” and similar terms refer to this Guarantee as a whole and not to any particular Article, Section, subsection or clause in this Guarantee, (b) unless otherwise indicated, references herein to an Exhibit, Article, Section, subsection or clause refer to the appropriate Exhibit to, or Article, Section, subsection or clause in this Guarantee and (c) the term “including” means “including without limitation” except when used in the computation of time periods.

SECTION 14.05. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 14.06. Notices. Any notice or other communication herein required or permitted shall be given as provided in Section 9.01 (Notices) of the Credit Agreement and, in the case of any Guarantor, to such Guarantor in care of the Borrower.

SECTION 14.07. Severability. Wherever possible, each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

SECTION 14.08. Additional Guarantors. Each of the Guarantors agrees that, if, pursuant to Section 9.09 (Subsidiary Guarantees) of the Credit Agreement, the Borrower desires any Subsidiary to become a Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guarantee Supplement in substantially the form of Exhibit A (Guarantee Supplement) attached hereto and shall thereafter become a Guarantor for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the rights, benefits and obligations of this Guarantee.

SECTION 14.09. Costs and Expenses. Each Guarantor agrees to pay or reimburse the Administrative Agent and each of the other Guarantied Parties upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by the Administrative Agent and such other Guarantied Parties in enforcing this Guarantee against such Guarantor or exercising or enforcing any other right or remedy available in connection herewith or therewith.

SECTION 14.10. Waiver of Consequential Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND WITHOUT LIMITING IN ANY WAY THE GUARANTORS’ OBLIGATIONS HEREUNDER, NO PARTY HERETO NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL ASSERT, AND EACH PARTY HERETO HEREBY WAIVES, ANY CLAIM AGAINST EACH OTHER SUCH PERSON, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

SECTION 14.11. Entire Agreement. This Guarantee, taken together with all of the other Loan Documents executed and delivered by the Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

SECTION 14.12. Counterparts. This Guarantee may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.

ARTICLE XV

Termination

In addition to termination upon the payment in full of all of the Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) and the termination of the Commitments, so long as no Default has occurred and is continuing under the Loan Documents (or would result from such release), (a) if all of the capital stock of a Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise disposed of in a transaction or transactions permitted by the Credit Agreement or (b) in the event that, immediately after giving effect to the release of any Guarantor hereunder, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01 of the Credit Agreement, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Guarantor from this Guarantee.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Guarantee has been duly executed by the Guarantors as of the day and year first set forth above.

[NAME OF GUARANTOR]

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE]

ACKNOWLEDGED AND AGREED as of the date first above written:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE]

EXHIBIT A TO

SUBSIDIARY GUARANTEE

GUARANTEE SUPPLEMENT

The undersigned hereby agrees to be bound as a Guarantor for purposes of the Guarantee, dated as of [                 ,         ] (the “Guarantee”), among certain Subsidiaries of Marathon Petroleum Company listed on the signature pages thereof and acknowledged by JPMorgan Chase Bank, National Association, as Administrative Agent, and the undersigned hereby acknowledges receipt of a copy of the Guarantee. The undersigned hereby represents and warrants that each of the representations and warranties contained in Article XIII (Representations and Warranties; Covenants) of the Guarantee applicable to it is true and correct on and as the date hereof as if made on and as of such date. Capitalized terms used herein but not defined herein are used with the meanings given them in the Guarantee.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee Supplement to be duly executed and delivered as of                  ,         .

[NAME OF GUARANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED as of the date first above written:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE SUPPLEMENT]